Exhibit 99.1
Enhabit Home Health & Hospice Appoints Ryan Solomon as Chief Financial Officer
Seasoned Industry Executive Brings Significant Financial Operations Expertise and Track Record of Driving Growth and Value Creation
DALLAS, TX – November 7, 2024 – Enhabit, Inc. (NYSE: EHAB), (“Enhabit”), leading home health and hospice provider, today announced the appointment of Ryan Solomon as its next chief financial officer (CFO), effective Dec. 9, 2024. Mr. Solomon’s appointment follows the previously announced transition of Crissy Carlisle, CFO.
Mr. Solomon brings to Enhabit over 20 years of corporate strategy and finance experience, including eight years as CFO in the home health and hospice space and other industries. Mr. Solomon previously served as CFO of AccentCare, where he was responsible for financial planning, accounting, tax, treasury, revenue cycle, corporate development and internal audit—functions he will oversee at Enhabit. Mr. Solomon will also leverage his experience in building successful finance teams, systems integration, mergers and acquisitions and operational business planning. Mr. Solomon joins Enhabit after serving most recently as CFO of Aspirion, a leading technology-enabled health care revenue cycle management provider for revenue integrity and complex claims. Before his roles at AccentCare and Aspirion, Mr. Solomon held roles with increasing responsibility in finance and strategic planning at Apple Leisure Group, an international multi-billion-dollar hospitality conglomerate, where he ultimately served as CFO; Alcon Laboratories and American Airlines.
“Ryan’s experience in the home health and hospice space, along with his proven track record as a chief financial officer and his accomplishments in financial, operational and strategic leadership, make him ideally suited to serve as Enhabit’s next CFO,” said Barb Jacobsmeyer, president and CEO of Enhabit. “Ryan’s deep understanding of how to link financials with performance drivers aligns well with our objectives. The Enhabit team has worked hard to stabilize the business, and we look forward to benefiting from Ryan’s fresh perspectives to build on our momentum as we advance our position as a leading national home health and hospice provider.”
Mr. Solomon commented, “I have long admired the Enhabit team and the high-quality care they provide to their patients, and I am excited to join the company. Enhabit is at a pivotal point in its growth journey and is well-positioned to capitalize on the market opportunities ahead. I look forward to working with Barb and the rest of the leadership team to accelerate Enhabit’s mission of delivering high-quality and compassionate care to patients.”
Ms. Jacobsmeyer continued, “I am grateful for Crissy’s partnership, her contributions throughout her tenure, and her work to ensure a smooth transition of the CFO position. We wish her all the best in her next chapter.”

Exhibit 99.1
About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit's team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 256 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Media contact
Erin Volbeda
media@ehab.com
972-338-5141
Investor relations contact
investorrelations@ehab.com
469-860-6061